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                                                                    EXHIBIT 10.1
                                AMENDMENT NO. 3
                                       TO
                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


     This Amendment No. 3 to Loan and Security Agreement is entered into as of September 3, 1996, by and between Silicon Valley Bank ("Bank") and Optika Imaging Systems, Inc. ("Borrower").

                                 RECITALS
                                 --------

     Borrower and Bank are parties to that certain Loan and Security Agreement dated as of June 16, 1995, as amended from time to time (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1. The following terms are revised or added as defined terms in Section 1.1, as follows:

        "Committed Line" means Three Million Dollars ($3,000,000).

        "Initial Public Offering" means the sale by Borrower of its equity securities in a sale pursuant to a registration statement filed under the Securities Act of 1933, as amended.

     2. The first paragraph of Section 2.1 is amended to read as follows:

        2.1   Advances. Subject to and upon the terms and conditions of this
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Agreement, Bank agrees to make Advances (each a "Revolving Advance" and collectively "Revolving Advances") to Borrower in an aggregate amount not to exceed the Committed Line. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to September 2, 1997.


     3. Section 2.3(a) is amended to read as follows:

        (a)  Interest Rate. Except as set forth in Section 2.3(b), any Advances
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shall bear interest, on the average Daily Balance, at a floating rate equal to
Three Quarters of One Percentage Point (0.75%) above the Prime Rate, and any Equipment Advances shall bear interest on the outstanding balance at a floating rate equal to two (2) percentage points above the Prime Rate.

     4. Section 6.3 is amended by adding the following paragraph:

        Notwithstanding the foregoing, Borrower need not deliver to Bank a Borrowing Base Certificate or listings of accounts receivable and accounts payable, Bank shall not audit Borrower's Accounts, and clause (a) of the first paragraph of Section 6.3 shall not be effective.

5. Section 6.13 is deleted from the Agreement, and Sections 6.10, 6.11, 6.12 and 6.14 of the Agreement are amended and restated to read as follows:

        6.10   Quick Ratio.  Borrower shall maintain, as of the last day of
               -----------
               each calendar quarter, a ratio of Quick Assets to Current Liabilities, excluding deferred maintenance revenue, of at least
               1.75 to 1.0.

        6.11   Debt-Tangible Net Worth Ratio.  Borrower shall maintain as
               -----------------------------
               of the last day of each calendar quarter a ratio of Total Liabilities less Subordinated Debt, excluding all

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                deferred maintenance revenue, to Tangible Net Worth plus
                Subordinated Debt of not more than 1.0 to 1.0.

         6.12   Tangible Net Worth. Borrower shall maintain as of the last day
                ------------------
                of each calendar quarter a Tangible Net Worth plus Subordinated Debt of not less than Two Million Dollars ($2,000,000) plus seventy five percent (75%) of the net proceeds of the sale of Borrower's equity securities.

         6.14   Profitability.  Borrower shall have net income for each
                -------------
                fiscal quarter greater than zero; provided that Borrower may suffer a loss of up to Two Hundred Fifty Thousand Dollars ($250,000) in any one fiscal quarter.

   6. Bank waives compliance by Borrower of the profitability covenant for the fiscal quarter ending June 30, 1995 and December 31, 1995.

   7.    The Compliance Certificate shall be in the form of attached Exhibit D.

   8. In conjunction with this Amendment, Bank shall release from its security interest the property described on Exhibit A attached hereto (the
                                            ---------
"Intellectual Property").


   9. In connection with this Amendment, Borrower shall pay Bank a fee of Eleven Thousand, Two Hundred Fifty Dollars ($11,250), plus all Bank Expenses incurred in connection with the preparation of this Amendment.

   10. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. Except as amended, the Agreement remains in full force and effect.

   11. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment (except such representations and warranties to be expressly true as of a specific date), and that no unwaived or uncured Event of Default has occurred and is continuing.

   12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

   IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

                              OPTIKA IMAGING SYSTEMS, INC.


                              By:________________________________

                              Title:_____________________________



                              SILICON VALLEY BANK


                              By:_______________________________

                              Title:____________________________

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                                 EXHIBIT A


      (a) Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the "Copyrights");

      (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

      (c) Any and all design rights now or hereafter existing, created, acquired or held;

      (d) All patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the "Patents");

      (e) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Grantor connected with and symbolized by such trademarks (collectively, the "Trademarks");

      (f) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

      (g) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents;

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